Exhibit 99.1

Ultralife Corporation Receives $14.4 Million IDIQ Award

from Defense Logistics Agency for BA-5368 Military Batteries

NEWARK, N.Y. September 19, 2019 -- Ultralife Corporation (NASDAQ: ULBI) has received a firm-fixed price, indefinite-delivery/indefinite-quantity contract for purchases not to exceed $14.4 million from the U.S. Government’s Defense Logistics Agency (DLA) for its lithium manganese dioxide, non-rechargeable BA-5368 batteries. These batteries are used in a variety of military applications, including detectors and imaging. The award consists of a three-year base contract with two one-year option periods.  The amounts and timing of deliveries under this contract are at the discretion of the DLA.

“Ultralife is a long-standing supplier to the U.S. military, and our BA-5368 battery is recognized for its long life, high energy density, and proven safety, performance and reliability across a wide temperature range.  We are pleased that DLA has selected Ultralife once again,” said Michael D. Popielec, President and Chief Executive Officer.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include: Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit http://www.ultralifecorporation.com.

Company Contact:
Ultralife Corporation
Philip A. Fain
(315) 210-6110
pfain@ulbi.com
Investor Relations Contact:
LHA
Jody Burfening
(212) 838-3777
jburfening@lhai.com